Exhibit 10.9

PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K, THIS EXHIBIT OMITS CERTAIN INFORMATION, IDENTIFIED BY [****], THAT IS NOT MATERIAL AND THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Basic System Development Agreement

Toyota Motor Corporation (hereinafter referred to as “TOYOTA”) and Micware Co., Ltd. (hereinafter referred to as “Micware”) hereby enter into the following basic agreement concerning the development work for the [****].

Article 1 (Entrustment of Work)

1.	This Basic Agreement (Client’s Contract Management Number: [****]) sets forth the conditions commonly applicable to the Work described in the purchase order in the form of Appendix 1 attached hereto (hereinafter referred to as “Appendix 1”) or in a document equivalent thereto (hereinafter collectively referred to as the “Work Order”), when TOYOTA entrusts Micware with the portion of such work to be performed by Micware (hereinafter referred to as the “Work”). An individual contract concerning the Work (hereinafter referred to as an “Individual Contract”) shall be formed each time TOYOTA places an order with Micware by means of a Work Order and Micware accepts such order.

2.	The Work Order shall specify the following matters:

(1)	Contents of the Work

(2)	Report

(3)	Reporting deadline

(4)	Work structure

(5)	Council, etc.

(6)	Work plan

●	Assigned tasks

●	Schedule plan

(7)	Deliverables

(8)	Consideration

(9)	Payment terms and schedule

(10)	Valid term of the Individual Contract

3.	When Micware subcontracts to a third party any portion of the Work assigned to Micware, Micware shall obtain TOYOTA’s prior written consent (such third party hereinafter referred to as the “Subcontractor”). If Micware, having obtained TOYOTA’s prior consent, subcontracts to the Subcontractor any portion of the Work assigned to Micware, Micware shall, at its own responsibility, cause such third party to assume obligations equivalent to all obligations that Micware bears toward TOYOTA under this Agreement.

4.	When Micware intends to use in the Work any existing intellectual property rights owned by itself or by the Subcontractor, Micware shall notify TOYOTA of the details thereof within 30 days after the conclusion of the Individual Contract (hereinafter referred to as the “Notification Period”). The Notification Period may be extended for up to an additional 30 days, provided that TOYOTA’s prior consent is obtained.

5.	Notwithstanding the preceding paragraph, with respect to any existing intellectual property rights that could not be identified as subject to notification during the Notification Period without intent or negligence and that are determined after the expiration of the Notification Period to be related to the Work, Micware shall promptly notify TOYOTA of the details thereof.

6.	This Agreement and the Individual Contracts shall be contracts for quasi-mandate.

7.	In the event of any discrepancy between the provisions of this Agreement and those of an Individual Contract, the provisions of the Individual Contract shall prevail.

Article 2 (Performance of Work)

1.	TOYOTA and Micware shall perform the Work in accordance with the work plan stated in the Work Order related to the Work.

2.	In view of the nature of the Work, whereby matters once agreed upon between TOYOTA and Micware may subsequently be changed, if either party requests consultation on changes, the parties shall consult at the council stipulated in Article 5.

3.	When changing the work plan stated in the Work Order related to the Work, TOYOTA and Micware shall consult at the council regarding whether it is necessary to change the consideration for Micware’s portion of the Work due to such change.

4.	TOYOTA may, for the purpose of Micware’s portion of the Work, lend to Micware free of charge vehicles, machinery, equipment, facilities, samples, computers, goods, etc. owned by TOYOTA (collectively referred to as “Loaned Items”), as well as software for which TOYOTA has obtained a license with a right of sublicense from a third party (hereinafter referred to as “Third-Party Software”), and accompanying materials, manuals, and other documents describing the functions and technical specifications of the software (including those electronically recorded and displayed in the software itself; hereinafter referred to as “Third-Party Documents”).

5.	Micware shall keep the Loaned Items with the care of a good manager.

6.	Micware shall not use the Loaned Items for any purpose other than Micware’s portion of the Work without the prior written consent of TOYOTA.

7.	Micware shall not disclose or leak the Loaned Items to any third party without the prior written consent of TOYOTA.

8.	When requested by TOYOTA or when Micware’s portion of the Work is completed, Micware shall promptly return or dispose of the Loaned Items in accordance with the instructions of TOYOTA.

9.	If it is necessary for Micware to perform its portion of the Work at TOYOTA’s work site, TOYOTA may lend such work site to Micware free of charge.

10.	When performing its portion of the Work at TOYOTA’s work site, Micware shall comply with the various rules concerning safety, compliance, etc. presented by TOYOTA in advance.

11.	Micware shall treat as TOYOTA’s Confidential Information any information obtained at TOYOTA’s work site (excluding information falling under each item of paragraph 3 of Article 14). However, if there is a separate agreement, such agreement shall prevail.

12.	Micware shall comply with the instructions of TOYOTA and the descriptions in the Third-Party Documents (including those electronically recorded and displayed in the software itself).

13.	Micware shall not, by any means, engage in reverse engineering, decompiling, disassembling, or any similar acts with respect to the Third-Party Software.

14.	Except as expressly agreed in this Agreement, Micware shall not reproduce, transcribe, extract, process, modify, adapt (including format conversion; the same shall apply hereinafter), transmit, or otherwise use all or part of the Third-Party Software.

15.	Except as expressly agreed in this Agreement, Micware shall not allow any third party to use the Third-Party Software (including copies, outputs, extracts, and other utilization objects of all or part of the software), whether for a fee or free of charge, and regardless of the method or form, including transfer, license, or transmission.

16.	Under this Agreement, Micware shall acquire only a non-transferable and non-exclusive right to use the Third-Party Software and shall not acquire any copyrights, industrial property rights, or any other rights.

17.	Micware shall use and manage the Third-Party Software with the duty of care of a good manager and, upon request from TOYOTA, promptly report the usage status of the Third-Party Software and other matters requested by TOYOTA.

18.	Micware agrees that the Third-Party Software and Third-Party Documents are provided on an “as-is” basis and that TOYOTA does not warrant that there are no defects, flaws, or infringements of third-party rights in the Third-Party Software and Third-Party Documents, nor that they are suitable for any particular purpose.

19.	Micware agrees that TOYOTA shall not be liable for any damages arising from the use of the Third-Party Software and Third-Party Documents.

20.	Micware agrees that if Micware violates the provisions of this Agreement, or if the license agreement for the Third-Party Software between TOYOTA and the third party is terminated, TOYOTA may terminate this Agreement.

21.	Micware agrees that if any of the following events occurs to Micware, TOYOTA may terminate this Agreement without any notice:

(1)	When there is gross negligence or an act of betrayal against TOYOTA regarding the use of the Third-Party Software and Third-Party Documents.

(2)	When a bill or check is dishonored or when payment is otherwise suspended.

(3)	When a petition for bankruptcy, civil rehabilitation, corporate reorganization, or commencement of liquidation is filed.

(4)	When a petition for seizure, provisional seizure, provisional disposition, or auction is filed, or when Micware is subject to tax delinquency disposition or other exercise of public authority.

(5)	When a resolution for dissolution is adopted.

(6)	When the credit status significantly deteriorates.

22.	When the term of validity of this Agreement expires, when the purpose of use ends or ceases to exist, or when this Agreement is terminated, Micware shall, in accordance with the instructions of TOYOTA, immediately return or destroy/delete all Third-Party Software, Third-Party Documents, and Confidential Information, as well as all copies thereof, and promptly submit to TOYOTA a certificate of return or destruction/deletion in the format prescribed by TOYOTA after such return or destruction/deletion.

23.	Micware agrees that, in order to confirm whether the Third-Party Software and Third-Party Documents are being used and managed appropriately in accordance with the provisions of this Agreement, TOYOTA may, by giving prior notice at least 10 business days in advance, enter the location where the Third-Party Software and Third-Party Documents are used as stipulated in this Agreement and audit the usage and management status by Micware. If, as a result of such audit, TOYOTA requires correction of the usage and management status of the Third-Party Software and Third-Party Documents, Micware shall comply with such correction request.

Article 3 (Division of Roles)

1.	TOYOTA and Micware shall faithfully perform their respective portions of the Work for the smooth and proper execution of the Work and shall cooperate in good faith with respect to the performance of the other party’s portion of the Work.

2.	The portions of the Work to be borne by TOYOTA and Micware shall be as stated in the Work Order related to the Work.

3.	TOYOTA and Micware shall each designate a person responsible for implementation and notify the other party in writing, and shall determine the communication structure for the Work through mutual consultation.

4.	TOYOTA and Micware shall conduct their respective communications, confirmations, etc., through the person responsible for implementation.

5.	If TOYOTA or Micware is unable to perform the Work in accordance with the description in the Work Order related to the Work, such party shall immediately notify the other party and consult at the council stipulated in Article 5.

6.	If either TOYOTA or Micware delays or fails to perform its portion of the Work, or performs it incompletely in violation of the duty of care of a good manager stipulated in Article 11, such party shall be liable to the other party for such delay, non-performance, or incomplete performance, including compensation for damages caused thereby. In such case, the parties may consult at the council stipulated in Article 5 regarding an increase or decrease in the consideration.

7.	The working conditions of the personnel engaged in the Work by each party shall be determined entirely by the party to which such personnel belong. Each party shall bear all responsibilities as an employer under labor-related laws and regulations with respect to the performance of the Work.

8.	Labor management (including, but not limited to, attendance management, working hours management, and instructions for overtime work) of the personnel engaged in the Work by each party shall be conducted entirely by the party to which such personnel belong.

Article 4 (Provision of Materials)

1.	TOYOTA may lend to Micware, free of charge, the materials and information necessary for Micware to perform its portion of the Work (hereinafter referred to as the “Provided Materials”).

2.	If Micware requests the Provided Materials, TOYOTA may, when it deems necessary, lend such Provided Materials to Micware free of charge.

3.	Micware may use the Provided Materials stipulated in the preceding two paragraphs to the extent necessary for the performance of Micware’s portion of the Work (including, but not limited to, reproduction, modification, adaptation, and creation of derivative works).

4.	Micware shall keep the Provided Materials with the care of a good manager.

5.	Micware shall not use the Provided Materials for any purpose other than Micware’s portion of the Work without the prior written consent of TOYOTA.

6.	Micware shall not disclose or leak the Provided Materials to any third party without the prior written consent of TOYOTA.

7.	When requested by TOYOTA or when Micware’s portion of the Work is completed, Micware shall promptly return or dispose of the Provided Materials in accordance with the instructions of TOYOTA.

Article 5 (Holding of Council Meetings)

1.	TOYOTA and Micware shall hold council meetings at a certain frequency for the purpose of changes to the Work (including changes to the work plan, changes to the consideration stipulated in Article 8, and changes to the deliverables of the Work), confirmation of the progress of the Work (including the implementation status of the Work by Micware), discussion and resolution of issues, and other matters necessary to ensure the smooth execution of this Agreement.

2.	The council meetings shall be attended by the persons responsible for implementation of TOYOTA and Micware and any other persons deemed appropriate by such responsible persons. In addition, TOYOTA and Micware may request the other party to have persons necessary for the discussions at the council meetings attend, and the other party shall comply with such request unless there is a reasonable reason not to do so.

3.	TOYOTA or Micware shall prepare minutes of the discussions and results of the council meetings and submit them in writing to the other party. The other party shall confirm the minutes within five (5) business days from the date of receipt and approve them if there is no objection. However, if the other party does not state a specific reason for objection within such five (5) business days, the minutes shall be deemed approved.

4.	If the changes described in the approved minutes affect the work plan, consideration, or deliverables of the Work, a memorandum of amendment to this Agreement shall be promptly executed. In such case, the execution of such memorandum of amendment shall constitute final confirmation of the changes.

5.	If a reasonable period of time passes without agreement being reached at the council meetings, TOYOTA or Micware may terminate this Agreement prospectively by giving written notice to the other party. In such case, TOYOTA shall pay Micware remuneration corresponding to the proportion of the Work already performed by Micware up to the time of such termination. Micware shall deliver to TOYOTA the deliverables of Micware’s portion of the Work created up to the date of such termination.

Article 6 (Open Source Software)

1.	When Micware intends to (a) incorporate into the Deliverables any open source software that meets the requirements of “The Open Source Definition” created by the Open Source Initiative, or any free software that does not meet such requirements but can be obtained and used free of charge under specific license conditions (collectively referred to as “Free and Open Source Software” or “FOSS”), or (b) determines that TOYOTA needs to use such FOSS in connection with the use of the Deliverables, Micware shall notify TOYOTA in writing of the following items regarding the relevant FOSS. If TOYOTA separately specifies the format of such notification, Micware shall comply with such specification:

(1)	Name of the FOSS

(2)	Type and conditions of the license applicable to the FOSS

(3)	Functions and purpose of the FOSS

(4)	Source of the FOSS and the history of modifications made by Micware

(5)	Other information regarding the FOSS as separately specified by TOYOTA

2.	Upon receiving the notification under the preceding paragraph, TOYOTA shall determine whether to approve (a) the incorporation of the identified FOSS into the Deliverables or (b) the use of such FOSS by TOYOTA, and shall notify Micware of the result in writing. Even if TOYOTA approves (a) the incorporation of the FOSS into the Deliverables or (b) the use of the FOSS by TOYOTA, Micware shall take necessary measures to ensure that, when the Deliverables are distributed by TOYOTA to a third party, the Deliverables (excluding the FOSS incorporated therein) are not subject to the license conditions applicable to the FOSS in connection with TOYOTA’s use thereof. However, this shall not apply if TOYOTA has obtained prior written consent regarding being bound by such license conditions.

3.	Notwithstanding paragraph 2 of Article 13, if a dispute arises between TOYOTA and a third party concerning the copyright of such third party’s FOSS in relation to the portion of the Deliverables attributable to Micware’s work, Micware shall resolve such dispute at its own expense and responsibility and shall not cause any inconvenience to TOYOTA. However, if such dispute arises from FOSS approved by TOYOTA pursuant to the preceding paragraph and is caused by TOYOTA’s violation of the license conditions applicable to such FOSS, TOYOTA shall bear a proportionate responsibility.

Article 7 (Reporting of Results)

1.	When Micware has completed all of its assigned tasks stated in the Work Order related to the Work, Micware shall deliver to TOYOTA the deliverables of the Work created as a result of performing such assigned tasks.

2.	After delivering the deliverables of the Work to TOYOTA pursuant to the preceding paragraph, or simultaneously with such delivery, Micware shall prepare a report as stated in the Work Order related to the Work and submit it to TOYOTA by the reporting deadline specified in the Work Order.

3.	If Micware determines that it will be unable to submit the report by the reporting deadline stated in the Work Order related to the Work, Micware shall promptly notify TOYOTA to that effect. Upon receiving such notice, TOYOTA shall decide whether to continue the Work and notify Micware of its decision.

4.	In the case referred to in the preceding paragraph, if TOYOTA decides to continue the Work, TOYOTA shall determine a new reporting deadline through consultation with Micware. If, in the case referred to in the preceding paragraph, TOYOTA decides to discontinue the Work and notifies Micware to that effect, TOYOTA and Micware shall determine, through consultation, the handling of the deliverables of Micware’s assigned tasks created up to the date of such notice and the reduction of the consideration stated in the Work Order related to the Work.

5.	Within fifteen (15) business days after receiving the report stipulated in paragraph 1 of this Article, TOYOTA shall confirm through the report whether Micware has completed all of its assigned tasks stated in the Work Order related to the Work, and shall accept the Work only if Micware has completed all such tasks, and shall notify Micware in writing to that effect (hereinafter referred to as “Confirmation of the Report”). If TOYOTA does not perform the Confirmation of the Report within the above period, Micware shall be deemed to have completed all of its assigned tasks stated in the Work Order related to the Work.

6.	If, as a result of the Confirmation of the Report stipulated in the preceding paragraph, TOYOTA determines that the report does not show that Micware has completed all or part of its assigned tasks stated in the Work Order related to the Work (including cases of incomplete performance due to violation of the duty of care of a good manager stipulated in Article 11), TOYOTA may notify Micware of the reason and require Micware to take one of the following actions:

(1)	Set a new reporting deadline and have Micware complete all of its assigned tasks stated in the Work Order related to the Work and prepare a new report.

(2)	Discontinue Micware’s assigned tasks, have Micware deliver to TOYOTA the deliverables of Micware’s assigned tasks created up to the date of such discontinuation, and consult regarding a reduction of the consideration.

Article 8 (Consideration)

Micware shall invoice TOYOTA for the amount stated in the Work Order related to the Work as the consideration for Micware’s portion of the Work (or, if the consideration for Micware’s portion of the Work has been revised pursuant to Article 2, Article 3, Article 5, or Article 7, the revised amount) in accordance with the payment terms and schedule stated in the Work Order related to the Work. If TOYOTA determines that there is no particular issue with the contents of such invoice, TOYOTA shall pay such amount to Micware in accordance with the payment terms and schedule stated in the Work Order related to the Work.

Article 9 (Use and Disclosure of Information)

TOYOTA and Micware shall each warrant to the other party that, with respect to the information they use themselves or disclose to the other party in connection with the Work, they have legitimate rights to use or disclose such information lawfully in light of the Unfair Competition Prevention Act of Japan and other applicable laws.

Article 10 (Intellectual Property Rights)

1.	When Micware identifies any invention, device, or design (collectively referred to as “Inventions, etc.”) in the course of the Work, Micware shall promptly notify TOYOTA of the details thereof in writing.

2.	All intellectual property rights, including Inventions, etc., and copyrights arising in the course of the Work (including all rights provided in Articles 21 through 28 of the Copyright Act of Japan) (collectively referred to as the “Intellectual Property Rights of the Work,” including Inventions, etc. and know-how), shall belong to TOYOTA.

3.	Micware shall not exercise any moral rights of authors arising in the course of the Work against TOYOTA or any third party utilizing the Deliverables pursuant to Article 12.

4.	If TOYOTA files a patent application or the like for any Inventions, etc. notified pursuant to paragraph 1 of this Article, Micware shall cooperate with TOYOTA.

5.	Notwithstanding paragraph 2 of this Article, copyrights in components that existed prior to the commencement of the Work and were owned by Micware or a third party (including copyrights in FOSS as stipulated in paragraph 1 of Article 6) shall be reserved to Micware or such third party.

Article 11 (Duty of Care of a Good Manager, etc.)

Micware shall perform its assigned tasks with the duty of care of a good manager, based on generally accepted professional knowledge and know-how in the information processing technology industry.

Article 12 (Use of Deliverables)

1.	Notwithstanding Article 14, TOYOTA may freely use the results of the Work (including the Intellectual Property Rights of the Work, the deliverables of the Work stated in the Work Order related to the Work, and reports; hereinafter collectively referred to as the “Deliverables”) for itself and for third parties, without paying any additional consideration (including cases where the Work is outsourced to a third party or rights are assigned or licensed to a third party).

2.	TOYOTA may also freely use, for itself and for third parties, without paying any additional consideration, the intellectual property rights of Micware and the Subcontractor used in connection with the use of the Deliverables, to the extent necessary for the use of the Deliverables (including cases where the Work is outsourced to a third party or licensed to a third party).

3.	Micware shall ensure that TOYOTA can freely use, for itself and for third parties, without paying any additional consideration, the intellectual property rights of the Subcontractor used in connection with the use of the Deliverables, to the extent necessary for the use of the Deliverables, in accordance with the preceding paragraph (including cases where the Work is outsourced to a third party or licensed to a third party).

4.	Notwithstanding the preceding two paragraphs, with respect to the intellectual property rights of Micware and the Subcontractor notified to TOYOTA pursuant to paragraph 4 or paragraph 5 of Article 1, TOYOTA and Micware, or TOYOTA, Micware, and the Subcontractor shall separately consult and determine the handling thereof.

5.	When Micware uses the Deliverables, Micware shall obtain TOYOTA’s prior written consent. If Micware uses the Deliverables with TOYOTA’s consent, TOYOTA shall, in principle, grant such use to Micware for a fee.

Article 13 (Third-Party Intellectual Property Rights)

1.	Micware shall exercise the utmost care to ensure that the portion of the Deliverables attributable to Micware’s assigned tasks does not infringe any third party’s patent rights, utility model rights, or design rights (hereinafter referred to as “Third-Party Patents”), and if Micware discovers any Third-Party Patents related to such portion, Micware shall promptly notify TOYOTA and consult regarding the response.

2.	Micware warrants that the portion of the Deliverables attributable to Micware’s assigned tasks does not infringe any third party’s copyrights.

Article 14 (Confidentiality)

1.	TOYOTA and Micware shall keep as confidential, with the duty of care of a good manager, any technical information designated as confidential and disclosed by the other party under this Agreement, any secrets of the other party learned in connection with the Work (collectively referred to as “Confidential Information”), the existence of the Work, the contents of the Work, and the Deliverables, and shall not disclose or leak such information to any third party without the prior written consent of the other party.

2.	TOYOTA and Micware shall not use the Confidential Information for any purpose other than the Work without the prior written consent of the other party.

3.	The provisions of the preceding two paragraphs shall not apply to the following information:

(1)	Information that was already public at the time of disclosure by the other party

(2)	Information that became public after disclosure by the other party through no fault of the receiving party

(3)	Information that the receiving party can prove it already possessed at the time of disclosure by the other party

(4)	Information that the receiving party can prove it lawfully obtained from a third party without an obligation of confidentiality

(5)	Information that the receiving party can prove it independently developed or acquired without reference to the information disclosed by the other party

4.	When requested by the other party, TOYOTA and Micware shall promptly return or destroy the Confidential Information received from the other party, together with any copies thereof, in accordance with the instructions of the other party.

5.	Notwithstanding paragraphs 1 and 2 of this Article, TOYOTA consents to Micware disclosing TOYOTA’s Confidential Information, the existence of the Work, the contents of the Work, and the Deliverables to Micware Mobility Co., Ltd. (59 Naniwa-cho, Chuo-ku, Kobe), Micware Navigations Co., Ltd. (59 Naniwa-cho, Chuo-ku, Kobe), Micware Automotive Co., Ltd. (59 Naniwa-cho, Chuo-ku, Kobe), Micware Operation Co., Ltd. (59 Naniwa-cho, Chuo-ku, Kobe), Micware Challenged Co., Ltd. (59 Naniwa-cho, Chuo-ku, Kobe), Micware North America Inc. (3625 Del Amo Boulevard, Suite 345, Torrance, California 90503, USA), Micware Asia Pacific Co., Ltd. (T-One Building, 14F Unit 4, 8 Soi Sukhumvit 40, Phra Khanong, Khlong Toei, Bangkok, Thailand), and the Subcontractors stipulated in paragraph 3 of Article 1 (collectively referred to as “Party C”). However, Micware shall cause Party C to assume obligations equivalent to those borne by Micware under this Agreement, at Micware’s own responsibility.

Article 15 (Compliance with Applicable Laws and Regulations)

TOYOTA and Micware shall comply with all applicable domestic and foreign laws and regulations, including those prohibiting bribery, prohibiting private monopolization, ensuring fair trade, preventing unfair competition, eliminating organized crime groups, export control regulations imposed by the Government of Japan and other countries, and any other laws, regulations, and ordinances related to this Agreement.

Article 16 (Damages)

If TOYOTA or Micware suffers damage due to a breach of this Agreement or an Individual Contract by the other party, the non-breaching party may claim compensation for such damage from the breaching party. However, the amount of such compensation shall be limited to the amount of the consideration stated in the Work Order related to the Work that is the basis of such damage.

Article 17 (Governing Law)

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of Japan.

Article 18 (Jurisdiction)

Any disputes arising in connection with this Agreement shall be subject to the exclusive jurisdiction of the district court or summary court having jurisdiction over the location of the defendant’s head office as the court of first instance.

Article 19 (Term of Agreement)

1.	The term of validity of this Agreement shall be one (1) year from the date of execution of this Agreement; provided, however, that unless either TOYOTA or Micware gives written notice of its intention to terminate the Agreement at least thirty (30) days prior to the expiration of the term, this Agreement shall remain in effect for an additional one (1) year, and the same shall apply to subsequent renewals. Even if this Agreement terminates upon expiration of the term, it shall be deemed to remain valid until the completion of payment of the consideration for the Work accepted by Micware prior to such termination.

2.	Notwithstanding the preceding paragraph, the provisions of paragraph 3 of Article 6, Article 10, Article 12, Article 13, Article 14, Article 16, Article 17, Article 18, and paragraph 2 of this Article shall remain in effect even after the termination of this Agreement.

Article 20 (Consultation)

TOYOTA and Micware shall, in good faith, consult with each other to resolve any matters not stipulated in this Agreement and any doubts concerning the provisions of this Agreement.

Article 21 (Prohibition of Assignment of Contractual Position, etc.)

Micware shall not assign or offer as security to any third party its rights or obligations under this Agreement.

In witness whereof, this Agreement has been executed, and each party shall affix its name and seal or apply an alternative electronic process, and each shall retain a copy.

Date: August 20th, 2024

Toyota Motor Corporation 4630 Shimotakanezawa, Haga-machi, Haga-gun, Tochigi, Japan Manager [****]	Micware Co., Ltd. 59 Naniwamachi, Chuo-ku, Kobe, Hyogo, Japan Director [****]